MODERN TECHNOLOGY CORP.

2007 STOCK INCENTIVE PLAN FOR EMPLOYEES

1. DEFINITIONS

"Award" shall mean a grant of stock options to an eligible person.

"Board" shall mean the Board of Directors of Modern Technology Corp..

"Change in Control Event" shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act) 25% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"). For purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation) beneficially owns, directly or indirectly, 25% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

"Committee" shall mean the committee or subcommittee designated by the Board to perform the functions and duties of the Board under the Plan; provided, however, that, the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

"Company" shall mean Modern Technology Corp., a Nevada corporation, or any successor thereof.

"Discretion" shall mean in the sole discretion of the Board or a Committee, with no requirement whatsoever that the Board or Committee follow past practices, act in a manner consistent with past practices, or treat an Employee in a manner consistent with the treatment afforded other Employees with respect to the Plan.

"Employee" shall include employees of the Company or any Subsidiary and is defined as any employee, director, officer, consultant or advisor provided they are natural persons, provide bona-fide services to the Company, and the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities.

"Incentive Option" shall mean an option to purchase common stock of the Company which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (the "Code"). The stock option agreement for an Incentive Option shall state that the stock option is intended to be an Incentive Option.

"Nonqualified Option" shall mean an option to purchase common stock of the Company which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option within the meaning of Section 422 of the Code. The stock option agreement for a Nonqualified Option shall state that the stock option is intended to be a Nonqualified Option.

"Participant" shall mean any individual designated by the Board, Committee or executive officer under Paragraph 6 for participation in the Plan.

"Plan" shall mean this Modern Technology Corp. 2007 Stock Incentive Plan for Employees and Consultants.

"Reorganization Event" shall mean (i) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property; or (ii) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

"Subsidiary" shall mean any corporation or similar entity in which the Company owns, directly or indirectly, stock or other equity interest ("Stock") possessing more than 25% of the combined voting power of all classes of Stock; provided, however, that an Incentive Option may be granted to an Employee of a Subsidiary only if the Subsidiary is a corporation and the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary.

2. PURPOSE OF PLAN

The purpose of the Plan is to provide Employees of the Company and any Subsidiary with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and subsidiaries, to join the interests of Employees, directors and contractors with the interests of the shareholders of the Company, and to facilitate attracting and retaining Employees, directors and contractors of exceptional ability.

3. ADMINISTRATION AND DELEGATION

(a) Administration by Board of Directors

The Plan shall be administered by the Board. The Board shall have authority to grant stock option Awards from those eligible to be Participants under the Plan, including the amount, terms and conditions of stock to be awarded to each such person.

The Board shall have the authority to adopt, amend, interpret and rescind such regulations and administrative rules, guidelines and practices and to make all other determinations relating to the Plan as it shall deem advisable.

The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and ﬁnal judge of such expediency. All decisions by the Board shall be made in the Board's sole Discretion and shall be ﬁnal and binding on all persons having or claiming any interest in the Plan or in any Award. A majority of the Board shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Board, shall be the acts of the Board.

Annual reports will be submitted under the Company's annual ﬁling, as required by the Securities and Exchange Act. Reports will be made available to all Plan participants either through the SEC's website or upon request to the Company.

Any Participant has access without charge, upon written or oral request, to the documents incorporated by reference in the Form S-8 Registration Statement, a Section 10(a) prospectus under the Securities Act of 1933, along with any other documents required to be delivered to Employees pursuant to Rule 428(b). Any request may be directed to the Vice-President, Operations by calling 867-667-4178 or writing to Box 20116, Whitehorse, Yukon Y1A 7A2.

(b) Appointment of Committee

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board of Directors or a Committee of the Board of Directors or the executive officers referred to in Section 3(c) to the extent the Board's powers or authority under the Plan have been delegated to such Committee or executive officers.

(c) Delegation to executive officers

To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to Employees of the Company or any Subsidiary and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Exchange Act, as amended or to any "officer of the Company" (as defined by Rule 16a-1 under the Exchange Act)).

4. INDEMNIFICATION OF BOARD OF DIRECTORS, COMMITTEE MEMBERS AND EXECUTIVE OFFICERS

In addition to such other rights of indemnification as they may have, the members of the Board, Committee or executive officers shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan, or any stock option granted hereunder, to the full extent permitted by applicable law or provided for under the Company's Articles of Incorporation or Bylaws with respect to indemnification of directors of the Company.

5. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN

The maximum number of shares with respect to which stock options may be awarded under the Plan shall be ten million (10,000,000) shares in the aggregate of common stock of the Company registered under Section 12 of the Securities and Exchange Act. Securities available through the Plan will not be purchased in the open market.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any common stock not being issued, the unused common stock covered by such Award shall again be available for the grant of Awards under the Plan, subject to any limitations under the Code.

The number of shares subject to each outstanding stock option shall be subject to such adjustment as the Board, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be awarded under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option.

6. PARTICIPANTS

The Board shall determine and designate from time to time, in its Discretion, those Employees of the Company or any Subsidiary to receive stock options; provided, however, that stock options may be granted in the case of employees of a Subsidiary, only if the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the Subsidiary, and the Subsidiary is a corporation.

7. WRITTEN AGREEMENT

Each stock option shall be evidenced by a written Company-Participant Agreement ("Agreement") containing such provisions as may be approved by the Board. Each such Agreement shall constitute a binding contract between the Company and the Participant and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Board, in its Discretion, provided that they are not inconsistent with the terms of the Plan.

8. ALLOTMENT OF SHARES

The Board shall determine and fix, in its Discretion, the number of shares of common stock with respect to which a Participant may be awarded stock options.

9. STOCK OPTION PRICE

The Board, in its Discretion, shall establish the price per share for which the shares covered by the stock option may be purchased, although the price of each stock option shall be no less than $0.04 for S-8 registered securities.

10. AWARDING AND EXERCISING OF STOCK OPTIONS

Each stock option awarded hereunder may be exercisable at any such time or times or in any such installments as may be determined by the Board at the time of the Award; provided, however, no stock option right may be exercisable after the expiration of ﬁve years from the date of grant unless the Participant dies or becomes disabled prior thereto.

If the common stock of the Company is publicly traded and if a Participant who is awarded a stock option is a person who is regularly required to report his or her ownership and changes in ownership of common stock of the Company to the Securities and Exchange Commission and is subject to short-swing profit liability under the provisions of Section 16(b) of the Exchange Act, then any election to exercise as well as any actual exercise of such Participant's stock option shall be made only during the period beginning on the third business day and ending on the twelfth business day following the release for publication by the Company of quarterly or annual summary statements of sales and earnings. Notwithstanding anything contained in the Plan to the contrary, if the common stock of the Company is publicly traded, stock options shall always be awarded and exercised in such a manner as to conform to the provisions of Rule 16b-3(e), or any replacement rule, adopted pursuant to the provisions of the Exchange Act.

A Participant may exercise a stock option, if then exercisable, in whole or in part by delivery to the Company of written notice of the exercise, in such form as the Board may prescribe, accompanied, in the case of a stock option, by payment in full in accordance with paragraph 11.

Successive stock options may be awarded to the same Participant, whether or not the stock option(s) previously awarded to such Participant remain unexercised. A Participant may exercise a stock option, if then exercisable, notwithstanding those stock options previously awarded to such Participant remain unexercised.

11. PAYMENT OF STOCK OPTION PRICE

To exercise in whole or in part any stock option awarded hereunder, payment of the stock option price in full in cash or, with the consent of the Board, in common stock of the Company or by a promissory note payable to the Company in a form acceptable to the Board, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Board, also consist of a cash down payment and delivery of such promissory note in the amount of the unpaid exercise price. In the Discretion of and subject to such conditions as may be established by the Board, payment of the stock option price may also be made by the Company, retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the stock option price of the number of shares with respect to which the Participant exercises the stock option. The Board may also set forth, in its Discretion, additional methods and manners of appropriate payment.

12. GENERAL PROVISIONS APPLICABLE TO AWARDS

The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

No Participant shall have any of the rights of a shareholder of the Company under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

The Company will not be obligated to deliver any shares of common stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisﬁed, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board may, at the time any Award is granted, provide that, at the time common stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of common stock at such time or times, and on such conditions, as the Board shall specify. The Board may at any time accelerate the time at which delivery of all or any part of the common stock shall take place.

13. NON-TRANSFERABILITY OF STOCK OPTIONS AND RESALE RESTRICTIONS

Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Person to whom they are granted, either voluntarily or by operation of law, except by will or by the laws of descent and distribution, and during the lifetime of the Participant, stock options shall be exercisable only by the Participant.

The Board may specify terms in a Company-Participant Agreement respecting the resale or transfer of securities purchased pursuant to the Plan, such as requiring a 'lockup period' before resale or transfer.

14. TERM OF STOCK

If not sooner terminated, each stock option awarded hereunder shall expire not more than ﬁve (5) years from the date of the granting thereof.

15. TAX EFFECTS OF PLAN PARTICIPATION

Participants receiving stock options will be subject to income at the time of exercise of those stock options, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income upon the exercise of the stock option. If, upon the exercise of a stock option, there shall be payable by the Company or a Subsidiary any amount for income tax withholding, in the Board's Discretion, either the Company shall appropriately reduce the amount of common stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock or stock options pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the stock option granted.

16. CONTINUATION OF EMPLOYMENT OR OTHER RELATIONSHIP

The Board may require, in its Discretion, that any Participant under the Plan, to whom a stock option shall be awarded, shall agree, in writing, as a condition of the awarding of such stock option, to remain in the employ or other relationship with the Company or a Subsidiary for a designed minimum period from the date of the awarding of such stock option as shall be fixed by the Board.

17. TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP

If the employment or other relationship of a Participant with the Company or a Subsidiary shall or has terminated, the Board may, in its Discretion, permit the exercise of stock options awarded to such Participant (i) for a period not to exceed six months following termination if termination is not due to death or permanent disability of the Participant, (ii) for a period not to exceed one year following termination if termination is due to the death or permanent disability of the Participant.

In no event, however, shall a stock option be exercisable subsequent to its expiration date and, furthermore, unless the Board in its Discretion determine otherwise, a stock option may only be exercised after termination of a Participant's employment or other relationship to the extent exercisable on the date of termination or to the extent exercisable as a result of the reason for termination. The period of time, if any, a Participant shall have to exercise stock options upon termination shall be set forth in the Company-Participant Agreement.

Notwithstanding the foregoing, the Board shall determine the effect on an Award on the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or designated beneficiary may exercise rights under the Award.

18. RIGHTS TO CONTINUED EMPLOYMENT OR OTHER STATUS

Nothing contained in the Plan or in any stock option awarded pursuant to the Plan, nor any action taken by the Board hereunder, shall confer upon any Participant any right with respect to continuation of employment or other status with the Company or a Subsidiary nor interfere in any way with the right of the Company or a Subsidiary to terminate such person's employment or other relationship at any time.

19. ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

(a) Changes in capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) any per-Participant limit set forth under the Plan, (iii) the number of securities and exercise price per share subject to each outstanding stock option, and (iv) the terms of each outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 19(a) applies and Section 19(c) also applies to any event, Section 19(c) shall be applicable to such event, and this Section 19(a) shall not be applicable.

(b) Liquidation or dissolution

In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised stock options will, (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution, and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

(c) Reorganization and change in control events

Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding stock options shall be assumed, or equivalent stock options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the applicable Company-Participant Agreement or any other agreement between a Participant and the Company, upon such Change in Control Event, the vesting schedule of a stock option shall be accelerated so that such stock option shall become immediately exercisable for the number of shares subject to the stock option which otherwise would have first vested within 12 months following such Change in Control Event, and any remaining unvested shares subject to such stock option shall continue to vest in accordance with the vesting schedule set forth in the applicable Company-Participant Agreement as though such 12 month period had actually passed. For purposes hereof, a stock option shall be considered to be assumed if, following consummation of the Reorganization Event, the stock option confers the right to purchase, for each share of common stock subject to the stock option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of common stock for each share of common stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of common stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of stock options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof ) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof ) does not agree to assume, or substitute for, such stock options, then the Board shall, upon written notice to the Participants, provide that all then unexercised stock options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the "Acquisition Price"), then the Board may instead provide that all outstanding stock options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding stock options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such stock options. To the extent all or any portion of a stock option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such stock option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the stock option exercise price. Such repurchase right

(1) shall lapse at the same rate as the stock option would have become exercisable under its terms and (2) shall not apply to any shares subject to the stock option that were exercisable under its terms without regard to the first sentence of this paragraph.

Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the applicable stock option agreement or any other agreement between a Participant and the Company, the vesting schedule of a stock option shall be accelerated so that such stock option shall become immediately exercisable for the number of shares subject to the stock option which otherwise would have first vested within 12 months following such Change in Control Event, and any remaining unvested shares subject to such stock option shall continue to vest in accordance with the vesting schedule set forth in the applicable stock option agreement as though such 12 month period had actually passed.

20. TERMINATION, DURATION AND AMENDMENT OF PLAN

The Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated, the Plan shall terminate on the date ten years after adoption by the Board, and no stock options may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, with or without approval of the shareholders of the Company, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Company (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be awarded stock options, stock appreciation rights, or awarded restricted stock under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, change the stock option price (except as contemplated by Paragraph 5) or alter or impair any stock option which shall have been previously granted or awarded under the Plan.

21. GOVERNING LAW

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

22. EFFECTIVENESS OF PLAN

The Plan shall be effective on the date the Board of the Company adopts the Plan and a Form S-8 Registration Statement is filed with the Securities and Exchange Commission, provided that the shareholders of the Company approve the Plan within 12 months of its adoption by the Board. Stock options may be granted or awarded prior to shareholder approval of the Plan, but each such stock option grant or Award shall be subject to shareholder approval and the terms of the Plan.